UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Universal Health Realty Income Trust

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting (the “Annual Meeting”) of Shareholders of Universal Health Realty Income Trust (the “Trust”) which will be held on Wednesday, June 5, 2013 at 10:00 a.m., at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by our shareholders of two Class III Trustees, to serve for a term of three years, until the annual election of Trustees in the year 2016 and the election and qualification of their successors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(3)	to act upon a shareholder proposal regarding majority voting in trustee elections, if such proposal is properly brought before the meeting; and

(4)	to transact such other business as may properly come before the meeting or any adjournment thereof.

Detailed information concerning these matters is set forth in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”) you received in the mail and in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. We have elected to provide access to our Proxy Materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. If you want more information, please see the Questions and Answers section of this Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please either vote by telephone or internet or, if you received printed Proxy Materials and wish to vote by mail, by promptly signing and returning your proxy card in the enclosed envelope. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail. If you then attend and wish to vote your shares in person, you still may do so. In addition to the matters noted above, we will discuss the business of the Trust and be available for your comments and discussion relating to the Trust.

I look forward to seeing you at the meeting.

Sincerely,

Alan B. Miller
Chairman of the Board,
Chief Executive Officer and President

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 5, 2013

Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of Shareholders of Universal Health Realty Income Trust (the “Trust”) will be held on Wednesday, June 5, 2013 at 10:00 a.m., at the offices of the Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania for the following purposes:

(1)	the election by our shareholders of two Class III Trustees, to serve for a term of three years, until the annual election of Trustees in the year 2016 and the election and qualification of their successors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(3)	to act upon a shareholder proposal regarding majority voting in trustee elections, if such proposal is properly brought before the meeting; and

(4)	to transact such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote at the Annual Meeting only if you were a shareholder of record at the close of business on April 9, 2013. You are cordially invited to attend the Annual Meeting in person.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET OR, IF YOU RECEIVED PRINTED PROXY MATERIALS AND WISH TO VOTE BY MAIL, MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Wednesday, June 5, 2013:

The Proxy Statement and Annual Report to Shareholders are available at http://www.edocumentview.com/UHT2013

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

April 24, 2013

Universal Corporate Center

367 South Gulph Road

King of Prussia, PA 19406

PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q: Why am I receiving these materials?

A:	This Proxy Statement and enclosed forms of proxy (first mailed to shareholders who requested to receive printed Proxy Materials on or about April 24, 2013) are furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”), or at any adjournment thereof. A Notice Regarding the Availability of Proxy Materials was first mailed to all of our other shareholders beginning on or about April 24, 2013. The Annual Meeting will be held on Wednesday, June 5, 2013 at 10:00 a.m., at our offices located at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Q: What is the purpose of the Annual Meeting?

A:	The Annual Meeting is being held to: (1) elect two Class III Trustees, who will serve for a term of three years until the annual election of Trustees in the year 2016 and the election and qualification of their successors and (2) conduct an advisory (nonbinding) vote to approve named executive officer compensation, (3) act upon the shareholder proposal regarding majority voting in trustee elections, if such proposal is properly brought before the meeting and (4) transact such other business as may properly be brought before the meeting or any adjournment thereof. We will also discuss our business and be available for your comments and discussion.

3. Q:	Why did Shareholders receive a notice in the mail regarding the internet availability of Proxy Materials instead of a full set of Proxy Materials?

A:	In accordance with “notice and access” rules adopted by the U.S. Securities and Exchange Commission, or SEC, we may furnish Proxy Materials, including this Proxy Statement and our Annual Report to Shareholders, to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Most shareholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to shareholders, will instruct you as to how you may access and review all of the Proxy Materials on the internet. Please visit www.edocumentview.com/UHT2013. The Notice also instructs you as to how you may submit your Proxy on the internet. If you would like to receive a paper or e-mail copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice.

4.	Q: Who may attend the Annual Meeting?

A:	Shareholders of record as of the close of business on April 9, 2013, or their duly appointed proxies, may attend the meeting. Shareholders whose shares are held through a broker or other nominee will need to bring a copy of a brokerage statement reflecting their ownership of our shares as of the record date.

5.	Q: Who is entitled to vote at the Annual Meeting?

A:	Only shareholders of record as of the close of business on April 9, 2013 are entitled to vote at the Annual Meeting. On that date, 12,690,264 shares of beneficial interest, par value $.01 per share, were outstanding.

6.	Q: Who is soliciting my vote?

A:	The principal solicitation of proxies is being made by our Board of Trustees by mail. Certain of our officers and employees and certain officers and employees of UHS of Delaware, Inc. (our “Advisor”), a wholly-owned subsidiary of Universal Health Services, Inc. (“UHS”), or its affiliates, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares. In addition, we may retain a third-party proxy solicitation service, to assist in the solicitation of proxies who may solicit proxies personally, by telephone and by mail.

7.	Q: What items of business will be voted at the Annual Meeting?

A:	The items of business that will be voted are the election of two Class III Trustees, who will serve for a term of three years until the annual election of Trustees in the year 2016 and the election and qualification of their successors, an advisory (nonbinding) vote to approve named executive officer compensation, and a shareholder proposal regarding majority voting in trustee elections.

8.	Q: How does the Board of Trustees recommend that I vote?

A:	The Board of Trustees recommends that you vote your shares FOR the nominees for Class III Trustees, FOR the approval of our named executive officer compensation and AGAINST the shareholder proposal regarding majority voting in trustee elections.

9.	Q: How will voting on any other business be conducted?

A:	Other than the items of business described in this Proxy Statement, we know of no other business to be presented for action at the Annual Meeting. As for any other business that may properly come before the Annual Meeting, your signed proxy confers discretionary authority in the persons named therein. Those persons will vote or act in accordance with their best judgment.

10.	Q: What is the difference between a “shareholder of record” and a “street name” holder?

A:	These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

11.	Q: How do I vote my shares if I am a shareholder of record?

A:	For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials you received in the mail or, if you received printed proxy materials, your enclosed proxy card. If you received printed proxy materials, you may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope, or you may vote by telephone or internet. Unless otherwise indicated on the proxy, shares represented by any proxy will, if the proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” the nominees for Trustee, “FOR” the approval of our named executive officer compensation and “AGAINST” the shareholder proposal regarding majority voting in trustee elections. You may also vote by telephone or internet.

12.	Q: How do I vote by telephone or electronically?

A:	Instead of submitting your vote by mail on the enclosed proxy card (if you received printed proxy materials), your vote can be submitted by telephone or electronically, via the internet. Please refer to the specific instructions set forth on the Notice Regarding the Availability of Proxy Materials or, if you received printed Proxy Materials, on the enclosed proxy card. For security reasons, our electronic voting system has been designed to authenticate your identity as a shareholder.

13.	Q: How do I vote my shares if they are held in street name?

A:	If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.

14.	Q: Can I change or revoke my vote?

A:	Yes. Any proxy executed and returned to us is revocable by delivering a later signed and dated proxy or other written notice to our Secretary at any time prior to its exercise. Your proxy is also subject to revocation if you are present at the meeting and choose to vote in person.

15.	Q: What is the vote required to approve the proposals?

A:	The vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of the Class III Trustees. For the purposes of the election of trustees, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the advisory vote on named executive officer compensation. For purposes of the vote on the approval of the named executive officer compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum,

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the shareholder proposal regarding majority voting in trustee elections. For purposes of the vote on the approval of the shareholder proposal regarding majority voting in trustee elections, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum,

16.	Q: What constitutes a “quorum”?

A:	The shareholders entitled to vote at the meeting representing a majority of the total number of votes authorized to be cast by shares of beneficial interest then outstanding and entitled to vote on any question present in person or by proxy shall constitute a quorum at any such meeting for action on such question. Proxies received but marked with instructions to withhold authority to vote or abstain from voting and broker non-votes will be included in the calculation of the number of shares to be considered present at the meeting.

17.	Q: What are our voting rights?

A:	Each share is entitled to one vote on the matters to be presented at the meeting.

18.	Q: What if I withhold my vote or abstain from voting?

A:	If you are entitled to vote at the Annual Meeting, you can withhold authority to vote or abstain from voting. If you attend the meeting or send in your signed proxy with instructions to withhold authority or abstain from voting for the proposals, you will be counted for the purposes of determining whether a quorum exists.

With respect to the election of the Trustees, instructions on the accompanying proxy card to withhold authority to vote will result in the nominees receiving fewer votes. However, the number of votes otherwise received by the nominees will not be reduced by such action. For the purposes of the election of trustees, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

For purposes of the vote on the approval of the named executive officer compensation, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

For purposes of the vote on the approval of the shareholder proposal regarding majority voting in trustee elections, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

19. Q:	Will my shares be voted if I do not sign and return my proxy card or do not vote by internet or telephone?

A:	If you are a registered shareholder and you do not sign and return your proxy card or do not vote by internet or telephone, your shares will not be voted at the Annual Meeting. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters.

Under the New York Stock Exchange rules, the proposals relating to the election of the Trustees, the advisory vote on our named executive officer compensation and the shareholder proposal regarding majority voting in trustee elections are deemed to be nonroutine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owner of the shares.

20.	Q: What is a “broker non-vote”?

A:

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regulatory Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on non-routine matters.

Since the election of the Trustees, the advisory vote on named executive officer compensation and the vote on the shareholder proposal regarding majority voting in trustee elections are nonroutine matters, a broker may not turn in a proxy card voting shares without receiving instructions from you.

21.	Q: What is the effect of a broker non-vote?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum but they do not affect the determination of whether a matter is approved.

22.	Q: Who will count the votes?

A:	Our Secretary will count the votes and serve as inspector of elections.

23. Q:	When are shareholder proposals due in order to be included in our Proxy Statement for the 2013 Annual Meeting?

A:	Any proposal that you wish to present for consideration at the 2014 Annual Meeting must be received by us no later than December 26, 2013 This date provides sufficient time for inclusion of the proposal in the 2014 proxy materials.

24.	Q: Can I receive more than one set of Annual Meeting materials?

A:	If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406, telephone (610) 265-0688. If you share an address with another shareholder and (i) would like to receive multiple copies of the Proxy Statement or Annual Report to Shareholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

25. Q:	How can I obtain additional information about Universal Health Realty Income Trust (the “Trust”)?

A:	Copies of our Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2012 and our other annual, quarterly and current reports we file with the Securities and Exchange Commission, and any amendments to those reports, are available free of charge on our website, which is located at http://www.uhrit.com. Copies of these reports will be sent without charge to any shareholder requesting such copies in writing to our Secretary at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania 19406. The information posted on our website is not incorporated into this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2013, the number of shares and the percentage of our outstanding shares beneficially owned, within the meaning of Securities and Exchange Commission Rule 13d-3, (i) by each person who is known to us to own beneficially more than 5% of our shares; (ii) by each Trustee and Trustee nominee and each executive officer named in the Summary Compensation Table, and; (iii) by all Trustees and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power. No shares are pledged as security by any of our Trustees or executive officers.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Universal Health Services, Inc. 367 South Gulph Road King of Prussia, PA 19406	787,543		6.2%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,522,008	(2)	12.0%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,185,749	(3)	9.3%

Vanguard Specialized Funds—Vanguard REIT Index Fund. 100 Vanguard Blvd. Malvern, PA 19355	797,698	(4)	6.3%

Miles L. Berger Berger Management Services, LLC 350 West Hubbard St. #222 Chicago, IL 60654	8,800	(5)	(6)

James E. Dalton, Jr. 6505 Edinburgh Drive Nashville, TN 37221	6,695	(5)	(6)

Elliot J. Sussman, M.D. The Villages Health 1020 Lake Sumter Landing The Villages, FL 32162	5,800	(5)	(6)

Randall C. Stein c/o GardenMark LLC 607 Bloomfield Street Hoboken, NJ 07030	2,940	(8)	(6)

Alan B. Miller	153,048	(5)(7)	1.2%

Marc D. Miller	1,129		(6)

Charles F. Boyle	24,859	(5)	(6)

Cheryl K. Ramagano	24,543	(5)	(6)

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
Timothy J. Fowler 3525 Piedmont Rd., N.E. Atlanta, GA 30305	17,439	(5)	(6)

All Trustees & executive officers as a group (9 persons)	245,253	(5)(7)(8)	1.9%

(1)	Unless otherwise shown, the address of each beneficial owner is c/o Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.
(2)	These securities are held by The Vanguard Group, Inc. Information is based on Amendment No. 7 to Schedule 13G filed February 11, 2013. The Vanguard Group, Inc. reported that it has sole voting power with respect to 38,855 shares, shared voting power with respect to 10,300 shares, sole dispositive power with respect to 1,489,553 shares and shared dispositive power with respect to 32,455 shares.
(3)	These securities are held by BlackRock, Inc. Information is based on Amendment No. 3 to Schedule 13G filed January 31, 2013.
(4)	These securities are held by Vanguard Specialized Funds—Vanguard REIT Index Fund. Information is based on Amendment No. 2 to Schedule 13G filed February 14, 2013.
(5)	Includes shares issuable pursuant to stock options to purchase shares of beneficial interest held by officers and Trustees of the Trust and exercisable within 60 days of March 31, 2013 as follows: Miles L. Berger (2,000); James E. Dalton, Jr. (3,000); Elliot J. Sussman, M.D. (2,000); Alan B. Miller (15,500); Charles F. Boyle (7,000); Cheryl K. Ramagano (7,000) and Timothy J. Fowler (5,000).
(6)	Less than 1% of the outstanding shares.
(7)	Includes 42,000 shares of beneficial interest beneficially owned by the Alan B. Miller Family Foundation. Mr. Miller disclaims beneficial ownership of these securities.
(8)	Includes 1,000 shares of beneficial interest beneficially owned by the children of Randall C. Stein. Mr. Stein disclaims beneficial ownership of these securities.

Equity Compensation Plan Information

The table below provides information, as of December 31, 2012, concerning securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding column(a))
Equity compensation plans approved by security holders	86,000	$35.22	35,455
Equity compensation plans not approved by security holders	—	—	—

TOTAL	86,000	$35.22	35,455

PROPOSAL NO. 1

ELECTION OF TWO TRUSTEES

We were organized under the laws of the State of Maryland as a real estate investment trust on August 6, 1986. Pursuant to our Declaration of Trust, the Trustees have been divided into three classes, with staggered terms. The terms of the Trustees in Class III expire at this meeting, the terms of the Trustees in Class I will expire at the 2014 Annual Meeting and the terms of the Trustees in Class II will expire at the 2015 Annual Meeting. At each Annual Meeting, Trustees are elected for a term of three years to succeed those in the class whose term is expiring at such Annual Meeting.

The persons listed below currently constitute our Board of Trustees. The nominees for the Class III Trustees are Miles L. Berger and Elliot J. Sussman, M.D. They have been nominated to be elected for a three-year term that expires at the 2015 Annual Meeting. The Trustees have no reason to believe that the nominees will be unavailable for election; however, if a nominee becomes unavailable for any reason, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Trustees to replace the nominee. The nominees have consented to be named and have indicated their intent to serve if elected.

Pursuant to our Declaration of Trust, a majority of our Trustees must be “Independent Trustees” with each class of Trustees containing at least one Independent Trustee. The Declaration of Trust defines an “Independent Trustee” as a Trustee who is not an affiliate of UHS, the parent company of our Advisor, and does not perform any services for us, except as Trustee.

The following information is furnished with respect to the nominees for election as a Trustee and each member of the Board of Trustees whose term of office will continue after the meeting.

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
NOMINEES WHOSE TERMS EXPIRE IN 2013
Miles L. Berger*	III	82	Chairman of the Board of Berger Management Services, LLC since 1999; Trustee of Innkeepers Trust USA from 1993 until the sale of the company in 2007, and a member of the Board of Directors of Medallion Bank since 2002 and Chatman Lodging Trust since 2010.	1998

Elliot J. Sussman, M.D.*	III	61	Chairman of The Villages Health and a Consultant. Former President and Chief Executive Officer of Lehigh Valley Hospital and Health Network from 1993 to 2010. Currently, a member of the Board of Directors of iCAD, Inc. since 2002.	1999

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES AS TRUSTEES.

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
TRUSTEES WHOSE TERMS EXPIRE IN 2014
Alan B. Miller	I	75	Chairman of our Board and our Chief Executive Officer since 1986 and our President since February, 2003. Chairman of the Board and Chief Executive Officer of UHS since 1978 and previously served as UHS’s President until May, 2009. Father of Marc D. Miller, a Trustee and President of UHS.	1986

Randall C. Stein*	I	54	Co-founder of GardenMark LLC. Co-founded WP Realty, Inc. in 1995 and was its President from 2006 until February, 2013 when he left the company. Mr. Stein was Senior Vice President of Arbor Property Trust (NYSE) from 1993 to 1995, Senior Vice President of Dusco, Inc. from 1990 to 1993 and Director of Acquisitions and Development of Strouse, Greenberg & Co., Inc. from 1983 to 1990. Mr. Stein has been a member of the Board of Directors of the Lower Merion Conservancy since 2008 and has been a member of JEVS Human Services Council since 2003.	2009

Name	Class of Trustee	Age	Principal Occupation During the Last Five Years	Trustee Since
TRUSTEES WHOSE TERMS EXPIRE IN 2015
James E. Dalton, Jr.*	II	70	Formerly, Chairman of the Board of Signature Hospital Corporation from 2006-2012. Formerly, President, Chief Executive Officer and Director of Quorum Health Group, Inc. from 1990 to 2001. Formerly, President of Edinburgh Associates from 2001-2007. Formerly, a Director of US Oncology, Inc. from 2005-2010. Currently, a director of Select Medical Corp. since 2005.	1997

Marc D. Miller	II	42	Appointed President of UHS in May, 2009. Previously served as Senior Vice President and Co-Head of acute care division for UHS since 2007 and previously served as a Vice President of UHS’s acute care division since 2004. Prior to that he served as Assistant Vice President of UHS from 2003 to 2004; Chief Executive Officer at Central Montgomery Medical Center (an acute care hospital formerly owned by UHS) from 2002 to 2003; Chief Operating Officer at Wellington Regional Medical Center from 2000 to 2002 and Assistant Administrator at The George Washington University Hospital from 1999 to 2000. He is the son of Alan B. Miller, our Chief Executive Officer, President and Chairman of the Board.	2008

*	Independent Trustee

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to rules of the Securities and Exchange Commission, we are asking you to approve, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis below, the compensation tables below, and any related narrative discussion contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Trust’s shareholders approve, on an advisory basis, the compensation paid to the Trust’s named executive officers, as disclosed in the Trust’s proxy statement for the 2013 Annual Meeting of Shareholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this Proxy Statement.”

Vote Required

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the advisory vote on named executive officer compensation. For purposes of the vote on Proposal No. 2, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum,

The “say-on-pay” vote is advisory and will not be binding upon the Trust, the Board of Trustees or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future named executive officer compensation arrangements.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION PAID TO THE TRUST’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN TRUSTEE ELECTIONS

In accordance with the rules of the SEC, we have set forth below a shareholder proposal as submitted on behalf of the California State Teachers’ Retirement System (“CalSTRS”) along with the supporting statement of the shareholder proponent, for which the Trust and the Board of Trustees accept no responsibility. CalSTRS has represented that it is the beneficial owner of more than $2,000 in market value of shares of our common stock and intends to continue to hold the Trust’s common stock through the date of the Annual Meeting. The Trust will promptly provide CalSTRS’ address and number of shares held to any shareholder upon receiving an oral or written request. As explained below, the Board of Trustees recommends that you vote “AGAINST” this shareholder proposal.

RESOLUTION PROPOSED BY SHAREHOLDER

BE IT RESOLVED: That the shareholders of Universal Health Realty Income Trust hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT: In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 80% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

BOARD OF TRUSTEES’ RESPONSE

The Board of Trustees has carefully considered the shareholder proposal and believes that the proposal is not in the best interests of the Trust and its shareholders to provide for the election of trustees by a majority of the votes cast. The reasons for our recommendation are set forth below.

The Trust currently elects trustees by a plurality-voting standard. Under plurality voting, nominees who receive the most affirmative votes are elected to the Board of Trustees. Although the proponent states that under the plurality standard, a nominee can be elected with as little as a single affirmative vote (a highly-theoretical and speculative possibility for which the proponent cites no example), as a practical matter, the Trust believes that its shareholders are satisfied with the composition of the Board of Trustees and the Trust’s financial performance, as all of the trustees have always been elected by a significant percentage of the shares present at our annual meetings.

The Trust has demonstrated a sustained record of strong performance. For example, our stock price appreciated 29.8% during 2012, closing the year at $50.61. Our shareholders also received dividends totaling $2.46 per share during 2012 thus making our total return to shareholders of 36.1%, among the highest in the industry. In addition, as indicated in our Form 10K for the year ended December 31, 2012, during the five-year period of 2008 through 2012, our total return to shareholders has outperformed the total return of the S&P 500 Index by 83%. As a rationale for changing the vote standard for trustees, the shareholder proponent states that “a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation.” However, given that the Trust has sustained a record of strong performance, we believe that changing the Trust’s long-standing governance structure to “fall in line” with S&P 500 companies would be a considerable disservice to our shareholders.

Failure to adopt majority election of trustees also has no effect on the right of shareholders to express disapproval of actions of the Board of Trustees. The “withhold” vote is a well-established means of registering dissatisfaction, and there is no question that a substantial withhold vote would send a message and cause our Board of Trustees to examine the reasons for the dissatisfaction. The majority voting standard creates the potential for “failed elections” in an uncontested election where a nominee does not receive a majority of the votes cast. A failed election would either result in the existing trustee continuing to serve as a holdover trustee or create a vacancy for the Board of Trustees to fill. Similarly, the majority voting standard could leave the Board of Trustees with an insufficient number of trustees to conduct business or perform its duties. We do not believe such a result furthers shareholder democracy. By contrast, the plurality voting standard promotes stability in our governance processes by ensuring that a full slate of trustees is elected at each annual meeting of shareholders.

The Board of Trustees is concerned that the majority-vote requirement contemplated by the proposal would significantly increase the influence of shareholder advisory firms and certain activist shareholders or special interest groups, whose interests and agenda may differ from those of our shareholders generally. Under majority election, because of the increased threat of one or more trustees not being reelected in an uncontested election, the Board of Trustees may be forced either to follow the dictates of special interest groups, or to engage in expensive and distracting solicitation campaigns at each annual meeting for matters that generally are only peripherally related to the best interests of the Trust and its shareholders.

This situation is exacerbated by the failure of many retail holders to return voting instructions, and the Trust’s inability to contact many of such holders directly, the elimination of broker voting for trustees and the routine delegation by many institutional holders of their voting decisions to proxy advisory firms, without considering the merits of the matter at issue or the impact of following the recommendation. Our Board of Trustees believes that they are better informed to respond to shareholder concerns than others that may have special interests. Consequently our Board of Trustees believe it is their duty to retain as much flexibility to consider and negotiate these matters for the best interests of the Trust and all its shareholders rather than effectively abdicate these duties to influential special interests.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE PROPOSAL RELATING TO THE CHANGE IN THE VOTING STANDARD.

Vote Required

The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the shareholder proposal regarding majority voting in trustee elections. For purposes of the vote on the approval of the shareholder proposal regarding majority voting in trustee elections, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum,

The vote on this shareholder proposal will not be binding upon the Board of Trustees. However, if the shareholder proposal regarding majority voting in trustee elections is approved, the Board of Trustees will consider whether to take any action with respect to the vote.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Trustees and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our shares and other equity securities.

Based upon a review of the copies of such reports furnished to us during fiscal year 2012 and written representations from our executive officers and Trustees, we believe that during the 2012 fiscal year, the Trustees, executive officers and holders of more than 10% of our shares of beneficial interest complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

All of our named executive officers are employees of UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS. Although we have no salaried employees, our officers do receive stock-based compensation from time-to-time as described in this Proxy Statement. The Advisor manages our day-to-day affairs and provides certain other services to us pursuant to the Advisory Agreement (as defined below) we entered into with UHS and the Advisor. In consideration of its management services pursuant to the Advisory Agreement, we pay the Advisor an advisory fee. Although this management structure and Advisory Agreement arrangement may create the potential for conflicts of interest, including with respect to advising our Compensation Committee regarding compensation of our Executive Officers, we believe that the quality and depth of the management and advisory services provided to us by our Advisor and UHS could not be replicated by contracting with unrelated third parties or by being self-advised without considerable cost increases. We also believe that because our Compensation Committee is comprised solely of Independent Trustees, any potential for conflict is mitigated. Please see “Certain Relationships and Related Transactions” for more information.

In designing our stock-based compensation program for our named executive officers, we follow our belief that compensation should reflect the value created for shareholders while supporting our strategic business goals. Because of our management structure and advisory arrangement, historically, our compensation program has been basic. The Compensation Committee of the Board of Trustees (the “Compensation Committee”) is guided by the following objectives:

•	Compensation should encourage increased shareholder value;

•	Compensation programs should support our short-term and long-term strategic business goals and objectives, and;

•	Compensation should motivate our named executive officers and other personnel toward outstanding performance and reward them for contributions toward business goals.

These objectives govern the decision-making process with respect to the amount and type of compensation payable to our named executive officers and other personnel. The Compensation Committee reviews our compensation programs annually to ensure that these objectives continue to be met.

Elements of Compensation

In light of our management structure and advisory arrangement, we have historically provided limited compensation to our named executive officers and other personnel. The chief element of our compensation program is the periodic granting of long-term incentive awards. Although we typically do not pay cash compensation in the form of an annual base salary or cash bonuses to our named executive officers, as discussed below, one-time, special compensation awards were made in 2012 to our executive officers in the form of a cash bonus and/or shares of restricted stock. All of our named executive officers are employees of UHS and, as such, are compensated by UHS.

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and shareholder value. Long-term incentive awards are granted to motivate and encourage excellent service and to reward our named executive officers for their respective contributions. Long-term incentive compensation is based, in part, on our performance and the value received by shareholders. As we improve our performance, resulting in increased value to shareholders, our executives and other personnel are rewarded commensurately.

Compensation Setting Process

The stock-based compensation for each of our named executive officers is evaluated on an annual basis by our Compensation Committee. Market data compiled by the human resources personnel of our Advisor are used to compare the compensation levels of our named executive officers against those of comparable positions in other comparable companies. This market data is reviewed on a biennial basis by a third-party consultant for accuracy and reasonableness.

The Compensation Committee has traditionally relied upon the input and recommendations of our Chairman, President and Chief Executive Officer, Mr. Alan B. Miller, who reviews and advises the Compensation Committee with respect to our compensation programs, including the compensation arrangements for our named executive officers and other personnel other than himself. The Compensation Committee believes that Mr. Miller’s role as Chief Executive Officer of the Trust since its inception in 1986 provides a valuable resource to them. Mr. Miller attends Compensation Committee meetings by invitation, however, he does not have the right to vote on matters addressed by the Compensation Committee and he does not participate in the discussions with respect to his own compensation. Compensation for Mr. Miller is determined by the Compensation Committee and typically guidance and advice is requested from the human resources department of our Advisor.

In April, 2007, the Board of Trustees adopted the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “2007 Plan”) to replace the Universal Health Realty Income Trust 1997 Incentive Plan (the “1997 Incentive Plan”). The 2007 Plan was approved by our shareholders in June, 2007 and is designed to implement our compensation objectives stated herein. The 2007 Plan is administered by the Compensation Committee, which has full authority in its discretion, from time to time, and at any time, to select those officers to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our officers and other personnel. Our Compensation Committee, in its sole discretion, requested guidance from a third-party compensation consulting firm with respect to the concepts and practices used for development of the 2007 Plan. The concepts and market practices were deemed to be reasonable by the consulting firm and served as the basis for the 2007 Plan. This firm also provided advice with respect to Independent Trustee compensation. The full Board of Trustees is responsible for administering incentive grants to our Independent Trustees. No more than 75,000 shares of beneficial interest may be issued pursuant to the 2007 Plan. We do not have any plan to select grant dates for our named executive officers and trustees in coordination with the release of material non-public information.

The 2007 Plan permits the granting of restricted shares of beneficial interest. The Compensation Committee believes restricted stock awards are more effective than stock options in achieving our compensation objectives, as restricted stock is subject to less market volatility and, depending on the total number of shares granted, is potentially less dilutive to our shares of beneficial interest. Recipients realize immediate value as restricted stock awards vest, with the value increasing as our stock performance increases. Cash dividends are paid on all outstanding awards of restricted stock as an additional element of compensation and to provide recipients incentive to sustain or increase our performance. The Compensation Committee believes that periodic grants of long term incentive awards to our named executive officers and other personnel will serve to motivate and encourage excellent service and reward them for their respective contributions. Further, the Compensation

Committee believes that this will enhance shareholder value and support our business goals because such long-term incentive compensation is based, in part, on our performance and the value received by shareholders.

Vesting of restricted shares issued under the 2007 Plan is generally based upon continuing service. The Compensation Committee has the option to condition the vesting of a restricted stock award on the achievement of specified performance goals in accordance with Section 162(m) of the Code. We believe that this option provides us with greater flexibility to structure awards to meet our stated compensation objections. If established, performance goals may be based on business criteria such as earnings per share, share price, total shareholder return, pre-tax profits, net earnings, return on equity or assets, revenues and funds from operations per share. Performance goals may be applied to an individual, the Trust and/or any one or more of our properties or other operating unit(s) as the Compensation Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The Compensation Committee must establish such criteria and targets in advance of applicable deadlines under the Code. While attainment of the performance targets remains substantially uncertain, the Compensation Committee will be responsible for determining whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Compensation Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied.

2012 Compensation

The chief element of our compensation program is the periodic granting of long-term incentive awards. Although we typically do not pay cash compensation in the form of an annual base salary or cash bonuses to our named executive officers, as discussed below, one-time, special bonus awards were made in 2012 to our executive officers in the form of cash and/or shares of restricted stock.

Long-Term Incentives

On June 7, 2012, we granted shares of restricted stock to each of our named executive officers. For a description of the long-term incentive awards granted to our named executive officers during 2012, you should read the Summary Compensation Table and the Grants of Plan-Based Awards Table included in this Proxy Statement. As discussed herein, the Compensation Committee believes that in the general absence of cash compensation, it is important to provide our executive officers, including the Chief Executive Officer, an incentive to increase shareholder value by awarding equity based compensation.

In determining the number of shares of restricted stock granted to our officers and trustees during 2012 (excluding the restricted stock included in the one-time, special compensation awards mentioned above), our Compensation Committee reviewed competitive data that was prepared by the human resource personnel of our Advisor and reviewed for accuracy and reasonableness by Barney & Barney LLC, a third-party consultant. The data compared the compensation levels of our named executive officers and Independent Trustees against those of comparable positions in a selected peer group consisting of other comparable advisor managed healthcare real estate investment trusts (“REITs”) in addition to peer companies of self managed REITs with similar asset size and comparable dividend yield. The companies in the advisor peer group, which had no salaried employees since they are managed pursuant to advisory or management agreements, consisted of CommonWealth REIT (formerly HRPT Properties Trust), Hospitality Properties Trust and Senior Housing Properties Trust. Companies included in the self managed peer group were Agree Realty Corp., AmREIT, BRT Realty Trust, Getty Realty Corp., Gladstone Commercial Corp., MHI Hospitality Corp., Monmouth Real Estate Investment Corp., One Liberty Properties, Inc., PMC Commercial Trust, Supertel Hospitality, Inc. and UMH Properties, Inc.

During the period analyzed, the compensation levels of our named executive officers were below the 25th percentile of the advisor peer group. As compared to the self-managed peer group, the compensation levels of our named executive officers were below the 50th percentiles of the peer group.

The Compensation Committee also considered Mr. Alan Miller’s recommendations and took into account each named executive officer’s position, responsibilities and contribution to our financial performance as well as his or her contribution to our growth and productivity. In addition, historical internal practices for stock awards were also reviewed and used as a basis for determining individual award amounts. The Compensation Committee believes that the compensation of our named executive officers during 2012 adequately reflects our goals and policies and is comparable with market rates based on the review of the compensation levels of the selected peer group.

Special Bonus

On June 7, 2012, in recognition of the efforts and contributions of our executive officers in connection with the various acquisitions, divestitures and purchases of third-party minority ownership interests in certain majority-owned limited liability companies, as completed at various times during 2011 and the first quarter of 2012, the Compensation Committee of the Board of Trustees of the Trust recommended, and the Board of Trustees of the Trust approved, one-time, special compensation awards to our executive officers in the form of a cash bonus and/or shares of restricted stock (amounting to $208,000 in the aggregate, including the market value on the date of grant of restricted stock that is scheduled to vest in 2014). The cash bonuses were paid, and the restricted shares were granted, during the second quarter of 2012. The restricted shares are scheduled to vest on the second anniversary of the date of grant. The amounts of the one-time, special bonus awards were based upon the expertise level and contribution of each of our named executive officers and were determined by the Compensation Committee based upon data prepared, and recommendations made, by the human resource personnel of our Advisor. For additional disclosure, please refer to the Summary Compensation Table below and our Current Report on Form 8-K as filed on June 11, 2012.

2013 Compensation

We anticipate that the chief element of our compensation program will continue to be the periodic granting of long-term incentive awards issued pursuant to the terms of the 2007 Plan. We do not intend to pay cash compensation in the form of an annual base salary to our named executive officers in 2013. Should our named executive officers and trustees receive grants of long-term incentive awards during 2013, we anticipate that, in determining the number of shares of restricted stock to be granted to each individual, our Compensation Committee will review competitive data prepared by the human resource personnel of our Advisor which compares the compensation levels of our named executive officers and Independent Trustees against those of comparable positions in a selected peer group, as discussed above. Since our policy has been to obtain third-party validation of the compensation market reviews on a biennial basis, which was completed for 2012, the internal analysis will be prepared by the human resource personnel of our Advisor for 2013.

1997 Incentive Plan

Prior to its expiration in June, 2007, the 1997 Incentive Plan was administered by the Compensation Committee. Subject to the provisions of the 1997 Incentive Plan, non-qualified stock options and dividend equivalent rights (“DERs”) were granted to our named executive officers, Board of Trustees and other personnel. The holder of a DER is credited with amounts equal to the dividends payable with respect to the number of shares of beneficial interest covered by the award as if such shares had been issued and outstanding on the record date related to such dividend. During 2012, each of our named executive officers benefited from the dividend equivalents on their DERs granted in previous years. In connection with this plan, on December 4, 2008, the Board of Trustees of the Trust approved amendments of outstanding stock option agreements made pursuant to the 1997 Incentive Plan with officers and Trustees of the Trust. These agreements provided for the deferred payment of dividend equivalents on shares covered by the options, with payment tied to the date the options are exercised or expire. In order to meet certain changes to tax law requirements, the agreements, as amended, provide for current payment of dividend equivalents in the years in which dividends are declared and paid or, if later, when the related options become vested. Dividend equivalents attributable to vested options accrued as of December 31, 2010, 2011 and 2012 were paid in December, 2010, December, 2011 and December, 2012, respectively. Total amounts paid during 2012 to the Trust’s named executive officers were as follows: $38,130 to Alan B. Miller; $20,900 to Charles F. Boyle; $20,900 to Cheryl K. Ramagano, and; $12,300 to Timothy J. Fowler. Also during 2012, amounts were paid to Independent Trustees as follows: $4,920 was paid to each of Miles L. Berger and Elliot J. Sussman, M.D., and $5,530 was paid to James E. Dalton, Jr. As of December 31, 2012, dividend equivalent rights with respect to 43,000 shares were outstanding.

Rewards/Compensation Risk Analysis

Since the Trust typically pays no cash compensation and has no incentive plans that are directly correlated to earnings, revenues or cash flows, we believe that there is no excessive risk to the Trust’s future results of operations as result of our compensation practices.

Summary

The foregoing discussion describes: (i) the compensation objectives and policies that were utilized with respect to our named executive officers and other personnel during 2012, and; (ii) our anticipated compensation program for 2013.

In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers and other personnel, the objectives of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers and other personnel, may change.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on the review and discussions, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the Trust’s Proxy Statement.

COMPENSATION COMMITTEE
Elliot J. Sussman, M.D., Chairman
James E. Dalton, Jr.
Miles L. Berger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Trustees is composed of Elliot J. Sussman, M.D., James E. Dalton, Jr., and Miles L. Berger. All the members of the Compensation Committee are independent trustees and no member has ever been one of our officers or employees, nor has had any relationship with us that requires disclosure.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the two other executive officers during the last three fiscal years. We have no other executive officers. We refer to these officers collectively as our named executive officers.

Name and principal position(1.)	Year	Salary ($)	Bonus ($)(2.)	Stock Awards ($) (3.)	Option and Dividend Equivalent Right Awards ($) (4.)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other compen- sation ($) (5.)	Total ($)
Alan B. Miller,	2012	$—	$60,000	$132,770	$—	$—	$—	$13,135	$205,905
Chairman of the Board,	2011	—	—	92,180	—	—	—	11,034	103,214
Chief Executive Officer and President	2010	—	—	74,236	—	—	—	11,838	86,074

Charles F. Boyle,	2012	$—	$30,000	$70,290	$—	$—	$—	$7,075	$107,365
Vice President and Chief Financial Officer	2011	—	—	50,280	—	—	—	5,820	56,100
	2010	—	—	41,067	—	—	—	6,281	47,348

Cheryl K. Ramagano,	2012	$—	$30,000	$70,290	$—	$—	$—	$7,075	$107,365
Vice President, Secretary and Treasurer	2011	—	—	50,280	—	—	—	5,820	56,100
	2010	—	—	41,067	—	—	—	6,281	47,348

Timothy J. Fowler,	2012	$—	$—	$47,836	$—	$—	$—	$5,075	$52,911
Vice President,	2011	—	—	37,710	—	—	—	4,547	42,257
Acquisition and Development	2010	—	—	30,800	—	—	—	4,847	35,647

(1.)	Our officers are all employees of a wholly-owned subsidiary of UHS and do not receive salaries from us. We pay an annual advisory fee to UHS of Delaware, Inc. (the “Advisor”) pursuant to the Advisory Agreement between the Advisor and us, whereby the Advisor manages our day-to-day affairs and provides certain other services to us. See additional information on our relationship with our advisor included in this Proxy Statement.
(2.)	Special one-time cash bonuses paid in recognition of the efforts and contributions in connection with the various acquisitions, divestitures and purchases of third-party minority ownership interests in certain majority-owned limited liability companies, as completed at various times during 2011 and the first quarter of 2012.
(3.)	Represents grant date fair value for awards (including special one-time awards, as discussed below) made during 2012, 2011 and 2010 pursuant to the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “2007 Plan”). Dividends declared by us are paid with respect to outstanding shares of restricted stock. These awards are scheduled to vest on the second anniversary of the grant date. These awards include a one-time additional restricted stock award issued in recognition of the efforts and contributions in connection with the various acquisitions, divestitures and purchases of third-party minority ownership interests in certain majority-owned limited liability companies, as completed at various times during 2011 and the first quarter of 2012. These additional one-time restricted stock awards were granted as follows: Alan B. Miller, 1,000 restricted shares (grant date fair value of $39,050); Charles F. Boyle, 500 restricted shares (grant date fair value of $19,525); Cheryl K. Ramagano, 500 restricted shares (grant date fair value of $19,525), and; Timothy J. Fowler, 250 restricted shares (grant date fair value of $9,763).
(4.)	There were no stock option awards issued in 2012, 2011 or 2010.
(5.)	Consists of dividends paid on unvested restricted stock.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted during fiscal year 2012 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1.) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Closing Price on Grant Date ($ / Sh)	Grant Date Fair Value of Stock Awards (2.) ($)
Name	Approval /Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Alan B. Miller	6/7/2012	0	0	0	0	0	0	3,400	0	0	$39.05	$132,770
Charles F. Boyle	6/7/2012	0	0	0	0	0	0	1,800	0	0	$39.05	$70,290
Cheryl K. Ramagano	6/7/2012	0	0	0	0	0	0	1,800	0	0	$39.05	$70,290
Timothy J. Fowler	6/7/2012	0	0	0	0	0	0	1,225	0	0	$39.05	$47,836

(1.)	Restricted shares of beneficial interest issued under our 2007 Restricted Stock Purchase Plan (including special one-time award, as discussed above). These shares are scheduled to vest on June 7, 2014, the second anniversary date of the award. Shares issued under this plan are eligible for dividends.
(2.)	Represents the full grant date fair value for the restricted stock awards, as described in our Annual Report on Form 10-K for the year ended December 31, 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2012.

Name	Option Awards(1.)					Stock Awards(2.)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3.)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3.)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Alan B. Miller	3,000	0	0	$29.44	12/1/2013	2,200	$111,342	0	$0
	5,000	0	0	$34.90	8/31/2015	3,400	172,074	0	0
	7,500	0	0	$36.53	2/28/2017	0	0	0	0

Charles F. Boyle	3,000	0	0	$34.90	8/31/2015	1,200	$60,732	0	$0
	4,000	0	0	$36.53	2/28/2017	1,800	91,098	0	0

Cheryl K. Ramagano	3,000	0	0	$34.90	8/31/2015	1,200	$60,732	0	$0
	4,000	0	0	$36.53	2/28/2017	1,800	91,098	0	0

Timothy J. Fowler	2,000	0	0	$34.90	8/31/2015	900	$45,549	0	$0
	3,000	0	0	$36.53	2/28/2017	1,225	61,997	0	0

(1.)	Stock option awards. All of the stock options vested ratably on the first, second, third and fourth anniversary dates of the date of grant.

Each stock option award recipient was also granted dividend equivalent rights on the same terms as the option, pursuant to which the holder will receive the accrued cash dividends upon exercise of the dividend equivalent rights, or earlier under certain conditions.

The applicable grant dates for the options and dividend equivalent rights (“DERs”) indicated are set forth below:

*	On December 2, 2003, stock options were granted with an exercise price of $29.44.
*	On September 1, 2005, stock options were granted with an exercise price of $34.90.
*	On March 1, 2007, stock options were granted with an exercise price of $36.53.

Dividend equivalents attributable to vested options accrued as of December 31, 2012, 2011 and 2010 were paid in December of each respective year. See additional information in the Compensation Discussion and Analysis under “1997 Incentive Plan” included in this Proxy Statement.

(2.)	Restricted Stock Awards. These restricted shares are scheduled to vest on the second anniversary of the date of the grant as follows: 2,200 shares in June, 2013 and 3,400 shares in June, 2014 for Mr. Miller; 1,200 shares in June, 2013 and 1,800 shares in June, 2014 for each of Mr. Boyle and Ms. Ramagano, and; 900 shares in June, 2013 and 1,225 shares in June, 2014 for Mr. Fowler. Shares issued under this plan are eligible for dividends.
(3.)	Based on closing sale price of shares of beneficial interest on the New York Stock Exchange on December 31, 2012 of $50.61 per share.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about stock option exercises by, and the vesting of stock for, our named executive officers during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan B. Miller	0	$0	2,350	$93,248
Charles F. Boyle	2,000	$45,720	1,300	$51,584
Cheryl K. Ramagano	2,000	$45,720	1,300	$51,584
Timothy J. Fowler	0	$0	975	$38,688

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

There are no potential payments committed to our named executive officers in connection with their termination or in the event of a change of control of the Trust. However, the Board of Trustees or Compensation Committee, in its sole discretion, may approve the immediate vesting of all shares of restricted stock.

TRUSTEE COMPENSATION

2012 INDEPENDENT TRUSTEE COMPENSATION TABLE

The following table sets forth a summary of the compensation we paid to our Trustees during fiscal year 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1.)	Option Awards ($) (2.)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3.)	Total ($)
James E. Dalton, Jr.	$33,000	$11,715	$—	$—	$—	$1,338	$46,053
Miles L. Berger	$25,750	$11,715	$—	$—	$—	$1,338	$38,803
Elliot J. Sussman, M.D.	$29,000	$11,715	$—	$—	$—	$1,338	$42,053
Randall C. Stein	$28,250	$11,715	$—	$—	$—	$1,338	$41,303

(1.)	Represents grant date fair value for awards of 300 shares of restricted stock made to each of the above Trustees during 2012 pursuant to the Universal Health Realty Income Trust 2007 Restricted Stock Plan (the “2007 Plan”). These awards are scheduled to vest in June, 2014 on the second anniversary of the grant date. Dividends declared by us are paid with respect to outstanding shares of restricted stock.
(2.)	There were no option awards granted during 2012. As of December 31, 2012 the following stock options and dividend equivalent rights were outstanding for each UHT Independent Trustee:

	Stock Options	DERs
James E. Dalton, Jr.	2,000	2,000
Miles L. Berger	2,000	2,000
Elliot J. Sussman, M.D.	2,000	2,000
Randall C. Stein	—	—

(3.)	Consists of dividends paid on unvested restricted stock.

In addition to the restricted stock awards granted during 2012 to the Independent Trustees as indicated above, Marc D. Miller, a non-management, non-Independent Trustee was awarded 300 shares of restricted stock pursuant to the 2007 Plan which had a grant date fair value of $11,715. These awards are scheduled to vest in June, 2014 on the second anniversary of the grant date. Dividends declared by us are paid with respect to outstanding shares of restricted stock. During 2012, Marc D. Miller received $1,338 in connection with unvested restricted stock.

Dividend equivalents attributable to vested options accrued as of December 31, 2012, 2011 and 2010 were paid in December of each respective year. See additional information in the Compensation Discussion and Analysis under “1997 Incentive Plan” included in this Proxy Statement.

In June, 2012, the Compensation Committee reviewed selected peer group data to assess the competitiveness of our Independent Trustee compensation. The data was prepared by the human resource personnel of our Advisor and reviewed by a third party consultant for accuracy and reasonableness. The selected peer group included companies comparable to us based upon the following criteria: (i) total assets (selected companies with 2011 year-end total assets ranging from $191 million to $635 million), and; (ii) scope of operations (selected companies with investments in commercial real estate). The selected peer group included the following companies: Agree Realty Corp.; AmREIT; BRT Realty Trust; Getty Realty Corp.; Gladstone Commercial Corp.; MHI Hospitality Corp.; Monmouth Real Estate Investment Corp.; One Liberty Properties, Inc.; PMC Commercial Trust; Supertel Hospitality, Inc., and; UMH Properties, Inc. As a result, in June, 2012, the Compensation Committee recommended, and the Board of Trustee approved, increasing the annual retainer for services as an Independent Trustee of the Trust to $20,000 per year from 15,000 per year.

During 2012, each Trustee who is neither an officer of the Trust nor affiliated with UHS (each an “Independent Trustee”) was paid annual compensation of $17,500 for service as a Trustee plus $1,000 for attendance in person at each regular meeting of the Board of Trustees or an additional $500 for telephonic participation. An additional $500 was paid for participation in each Committee meeting or special meeting of the Board of Trustees. During 2012, (i) Miles L. Berger, Lead Trustee, was compensated an additional $2,500 for his service in that capacity, $1,250 for his position as Nominating & Governance Committee Chairman and $4,500 for meeting fees; (ii) Elliot J. Sussman, M.D., Chairman of the Compensation Committee, was compensated an additional $1,250 for his service in that capacity, $1,250 for his service as a member of the Audit Committee and $9,000 for meeting fees; (iii) James E. Dalton, Jr., was compensated an additional $5,000 for his position as Chairman of the Audit Committee and $10,500 for meeting fees, and; (iv) Randall C. Stein was compensated an additional $1,250 for his service as a member of the Audit Committee and $9,500 for meeting fees. All travel expenses incurred in connection with their duties as Trustees were reimbursed to the Trustees.

During 2012, we anticipate that each Independent Trustee will be paid annual compensation of $20,000 for service as a Trustee plus $1,000 for attendance in person at each regular meeting of the Board of Trustees or an additional $500 for telephonic participation. An additional $500 will be paid for participation in each Committee meeting or special meeting of the Board of Trustees. During 2013, Miles L. Berger, Lead Trustee, will be compensated an additional $2,500 for his services in that capacity plus an additional $1,250 of compensation for his position as Nominating & Governance Committee Chairman. Also, during 2013, James E. Dalton, Jr., will be compensated an additional $5,000 for his position as Audit Committee Chairman, and Elliot J. Sussman, M.D. and Randall C. Stein, members of the Audit Committee, will be compensated an additional $1,250 each. Additionally, during 2013, the Compensation Committee Chairman, Elliot J. Sussman, M.D., will be compensated an additional $1,250 for his services in that capacity. We will reimburse all Trustees for travel expenses incurred in connection with their duties as Trustees.

Trustee Independence

The Board of Trustees (the “Board”) has affirmatively determined that four of its six members (Elliot J. Sussman, M.D., James E. Dalton, Jr., Miles L. Berger and Randall C. Stein) are “independent” under the applicable SEC rules and regulations and the NYSE listing standards. In determining independence, the Board of Trustees affirmatively determines each year whether Trustees have any material relationship with us. When assessing the materiality of a Trustee’s relationship with us, the Board of Trustees considers all relevant facts and circumstances, not merely from the Trustee’s standpoint, but also from the standpoint of the persons or organizations with which the Trustee has an affiliation. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. The Board of Trustees has concluded that no material relationship exists between us and any of our Independent Trustees other than each such person’s position as one of our Trustees.

Meetings of the Board of Trustees

Regular meetings of the Board of Trustees are generally held quarterly, while special meetings are called when necessary. Before each meeting, Trustees are furnished with an agenda and background materials relating to matters to be discussed. During 2012, there were four regular meetings of the Board of Trustees. All Trustees participated in at least 75% of the Board meetings and their applicable committee meetings of the Board of Trustees. It is our policy that Trustees are expected to attend the Annual Meeting of Shareholders. All Trustees attended the 2012 Annual Meeting of Shareholders.

Our Governance Guidelines provide that the Board of Trustees shall hold, in accordance with a schedule determined by the Nominating & Governance Committee, executive sessions where non-management Trustees (i.e., Trustees who are not our officers, but who do not otherwise have to qualify as “Independent Trustees”) meet without management participation (except as otherwise specifically requested by the non-management Trustees). The Independent Trustees met without management participation in March, 2012. The Lead Trustee is currently Miles L. Berger. Interested parties may communicate directly and confidentially with the Lead Trustee or with the non-management Trustees of the Board of Trustees as a group by writing to that person at Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406.

Board Leadership Structure and Board of Trustees

Mr. Alan B. Miller serves as the Trust’s Chairman of the Board, Chief Executive Officer and President. Miles L. Berger is the Lead Trustee. The Trust believes this structure allows all of the non-management Trustees to participate in the full range of the Board’s responsibilities with respect to its oversight of the Trust’s management. The Board has determined that this leadership structure is appropriate given the size and complexity of the Trust, the number of trustees overseeing the Trust and the Board’s oversight responsibilities.

The specific experience, qualifications, attributes or skills that led to the conclusion that each Trustee should serve as a Trustee of the Trust, in light of the Trust’s business and structure, are as follows:

Alan B. Miller has been a Trustee of the Trust since 1986. Mr. Alan Miller has been the Trust’s Chairman of the Board and Chief Executive Officer since 1986 and President since February 2003. Mr. Alan Miller has been Chairman of the Board and Chief Executive Officer of Universal Health Services, Inc. since 1978 and previously served as President until May, 2009. Prior thereto, he was President, Chairman of the Board and Chief Executive Officer of American Medicorp, Inc. As a result of his many years of experience, Mr. Miller provides expertise on the hospital management industry.

Marc D. Miller has been a Trustee of the Trust since 2008. He was appointed President of Universal Health Services, Inc. in May, 2009, and previously served as Universal Health Services, Inc.’s Senior Vice President and Co-Head of Universal Health Services, Inc.’s Acute Care Division from 2007 to May, 2009 and Universal Health Services, Inc.’s Vice President from January, 2005 to May, 2009. Mr. Marc Miller has been Vice-President of Universal Health Services, Inc.’s Acute Care Division since August, 2004. He has been Assistant Vice President of Universal Health Services, Inc. and Group Director of the Acute Care Division, astern Region since June, 2003. He was CEO/Managing Director at Central Montgomery Medical Center (an acute care hospital formerly owned by UHS) from February, 2002 to May, 2003, Chief Operating Officer at Wellington Regional Medical Center from October, 2000 to February, 2002, and Assistant Administrator at The George Washington University Hospital from August, 1999 to October, 2000. Mr. Marc Miller provides expertise on the healthcare industry.

James E. Dalton, Jr. has been a Trustee of the Trust since 1997. He was Chairman of the Board of Signature Hospital Corporation from 2006-2012. Mr. Dalton was President, Chief Executive Officer and Director of Quorum Health Group, Inc. from 1990 to 2001. He was President of Edinburgh Associates from 2001 to 2007 as well as a Director of US Oncology, Inc. until December 2010. Mr. Dalton has been a director of Select Medical Corp. since 2005. Mr. Dalton provides expertise on the hospital management industry.

Miles L. Berger has been a Trustee of the Trust since 1998. He has been Chairman of the Board of Berger Management Services, LLC since 1999. Mr. Berger was a Trustee of Innkeepers Trust USA from 1993 until the sale of the company in 2007. He has been a member of the Board of Directors of Medallion Bank since 2002 and a Trustee of Chatham Lodging Trust since 2010. Mr. Berger provides expertise on business investments and real estate matters.

Elliot J. Sussman, M.D. has been a Trustee of the Trust since 1999. He is Chairman of The Villages Health and a consultant. He previously served as President and Chief Executive Officer of Lehigh Valley Hospital and Health Network from 1993 through 2010. He has been a member of the Board of Directors of iCAD, Inc. since 2002. Dr. Sussman provides expertise on the management of hospitals and health systems.

Randall C. Stein has been a Trustee of the Trust since 2009. In 2012, he co-founded GardenMark LLC, a landscape/hardscape company focused on the manufacturing, importing and distribution of artificial grass into the United States. He co-founded WP Realty, Inc. in 1995 and was its President from 2006 until February 2013 when he left the company. Mr. Stein was Senior Vice President of Arbor Property Trust (NYSE) from 1993 to 1995, Senior Vice President of Dusco, Inc. from 1990 to 1993 and Director of Acquisitions and Development of Strouse, Greenberg & Co., Inc. from 1983 to 1990. Mr. Stein has been a member of the Board of Directors of the Lower Merion Conservancy since 2008 and has been a member of JEVS Human Services Council since 2003. Mr. Stein provides expertise on real estate matters.

The Board holds four regular meetings each year to consider and address matters involving the Trust. The Board also may hold special meetings to address matters arising between regular meetings. These meetings may take place in person or by telephone. The Independent Trustees also regularly meet in executive sessions outside the presence of management. The Board has access to legal counsel for consultation concerning any issues that may occur during or between regularly scheduled Board meetings. As discussed below, the Board has established a Compensation Committee, an Audit Committee and a Nominating & Governance Committee to assist the Board in performing its oversight responsibilities.

The Nominating & Governance Committee annually oversees a self-evaluation of the current Board members and those committees as the Board shall specify from time to time and reports to the Board with respect to whether the Board and its committees are functioning effectively. The full Board discusses each evaluation report to determine what, if any, actions should be taken to improve the effectiveness of the Board or any committee thereof.

The Board’s Role in Risk Oversight

Consistent with its responsibility for oversight of the Trust, the Board, among other things, oversees risk management of the Trust’s business affairs directly and through the committee structure that it has established. The principal risks associated with the Trust are risks related to a worsening of the economic and employment conditions in the United States; indirect dependence on payments from the government and other third party payors; reductions or changes in Medicare funding; uncertainties regarding health care reform; uncertainties regarding governmental spending limits, including Medicare funding, imposed by the Budget Control Act of 2011; competition for patients from other hospitals and health care providers; operators’ inability to meet their obligations to us; the deterioration of credit and capital markets; dependence on one operator (UHS) for a substantial portion of our revenues; potential conflicts of interest with UHS; significant, non-controlling equity ownership interests we hold in various limited liability companies; the bankruptcy, default, insolvency or financial deterioration of our tenants; real estate ownership; significant potential liabilities and rising insurance costs and availability; failure to maintain our REIT status; the fact that dividends paid by REITs generally do not qualify for reduced tax rates; strict income distribution requirements applicable to REITs utilizing only cash generated by operating activities; the market value of our common stock could be substantially affected by various factors; ownership limitations and anti-takeover provisions in our declaration of trust and bylaws and under Maryland law and in our leases with UHS; dependence on key management personnel; increasing investor interest in our sector and consolidation at the operator or REIT level; failure to comply with all applicable corporate regulation as a public company; and different interpretations of accounting principles could have a material adverse effect on our results of operations or financial condition.

The Board’s role in the Trust’s risk oversight process includes regular reports from senior management on areas of material risk to the Trust, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee) receives these reports from management to identify and discuss such risks.

The Board periodically reviews with management its strategies, techniques, policies and procedures designed to manage these risks. Under the overall supervision of the Board, management has implemented a variety of processes, procedures and controls to address these risks.

The Board requires management to report to the full Board on a variety of matters at regular meetings of the Board and on an as-needed basis, including the performance and operations of the Trust and other matters relating to risk management. The Audit Committee also receives regular reports from the Trust’s independent registered public accounting firm on internal control and financial reporting matters. These reviews are conducted in conjunction with the Board’s risk oversight function and enable the Board to review and assess any material risks facing the Trust. The Lead Trustee periodically meets with management and the Trust’s independent registered public accounting firm to review and discuss the activities of the Trust and to provide direction with respect thereto.

Shareholder Communications

Shareholders who wish to send communications to the Board of Trustees or an individual Trustee should address such communications to Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. The Secretary will forward such communications to the Board of Trustees or the specified individual Trustee to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Committees of the Board of Trustees

A current copy of our Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Compensation Committee Charter, Nominating & Governance Committee Charter and Audit Committee Charter are available free of charge on our website at www.uhrit.com. Copies of these documents also are available in print free of charge to any shareholder who requests a copy. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K relating to amendments to or waivers of any provision of our Code of Ethics for Senior Financial Officers by promptly posting the information on our website.

Compensation Committee. The Compensation Committee met once in 2012. Members of the Compensation Committee are Elliot J. Sussman, M.D., Compensation Committee Chairman, James E. Dalton, Jr. and Miles L. Berger. The members of the Compensation Committee are independent pursuant to the applicable SEC rules and regulations and the listing standards of the NYSE.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Review and approve our goals and objectives relevant to the compensation of our chief executive officer, other executive officers and other personnel;

•	Determine and approve the compensation levels of our chief executive officer, other executive officers and other personnel and review and determine the compensation of our Independent Trustees;

•	Administer our 1997 Incentive Plan and our 2007 Plan and discharge the duties set forth therein, and;

•	Perform such other duties as the Board of Trustees may from time to time direct.

The Compensation Committee has the authority to establish one or more subcommittees which shall have the responsibilities and consist of those members of the Compensation Committee as the Compensation Committee may determine from time to time.

In its administration of the 2007 Plan, the Compensation Committee has full authority in its discretion from time to time, and at any time, to select those officers and/or other personnel to whom awards will be granted, to determine the number of shares subject thereto, the times at which such awards shall be granted, the time at which the awards shall vest, and the terms and conditions of the agreements to be entered into by our officers. The full Board of Trustees is responsible for administering incentive grants to the Trustees. In determining the amount and terms of long-term incentive grants to be made to our named executive officers and other personnel other than Mr. Miller, the Compensation Committee relies heavily on the input and recommendations of Mr. Miller. See the section titled “Compensation Setting Process,” in the Compensation Discussion and Analysis included in this proxy statement for an additional discussion of the role of Mr. Miller in determining compensation.

Our Compensation Committee requested guidance with respect to the 2012 compensation activity from the human resource personnel of our Advisor. They requested an evaluation, which was reviewed by a third-party consultant for accuracy and reasonableness, as to the appropriateness of the levels of compensation for both their named executive officers and their Independent Trustees. See “Compensation Discussion and Analysis” and “Trustee Compensation” included in this proxy statement for additional information.

Nominating & Governance Committee. The Nominating & Governance Committee met once in 2012. The members of this Committee are Miles L. Berger, Nominating & Governance Committee Chairman, Elliot J. Sussman, M.D. and James E. Dalton, Jr. The members of the Nominating & Governance Committee are independent pursuant to the applicable SEC rules and regulations and the listing standards of the NYSE.

The Nominating & Governance Committee was appointed by the Board of Trustees to: (1) assist the Board of Trustees by identifying individuals who are qualified, consistent with criteria approved by the Board of Trustees, to become Trustees, and to recommend to the Board of Trustees the Trustee nominees for the next annual meeting of shareholders; (2) develop and recommend to the Board of Trustees a set of governance principles in the form of corporate governance guidelines applicable to the Trust; (3) lead and oversee the Board of Trustees in its annual review of its performance and the performance of our management, and; (4) recommend to the Board Trustee nominees for each committee of the Board of Trustees. The Nominating & Governance Committee adopted our Governance Guidelines.

The Nominating & Governance Committee will consider Trustee nominees recommended by shareholders. Shareholders who wish to recommend a nominee for the Nominating & Governance Committee’s consideration may do so by submitting the individual’s name and qualifications to the Nominating & Governance Committee, Universal Health Realty Income Trust, c/o Secretary, Universal Corporate Center, 367 South Gulph Road, King of Prussia, PA 19406. Recommendations must be received by the Nominating & Governance Committee no later than the date by which shareholder proposals for presentation at the next annual meeting must be received. Recommended nominees will only be considered if there is a vacancy or if the Board of Trustees decides to increase the number of Trustees.

The Nominating & Governance Committee identifies and evaluates recommended nominees by considering, among other factors, the following minimum qualifications: the individual’s integrity, experience, education, expertise, independence and any other factors that the Board of Trustees and the Nominating & Governance Committee deem would enhance the effectiveness of the Board of Trustees and our governance. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Trustees believe that it is essential that its members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to all the Trustees to best fulfill their responsibilities to the long-term interest of our shareholders. The Nominating & Governance Committee will evaluate a nominee on the same basis if the individual is recommended by a shareholder. The Nominating & Governance Committee does not currently pay a fee to a third party to identify or evaluate nominees, but may consider from time to time engaging a search firm to identify trustee candidates.

Audit Committee. The Audit Committee met eleven times in 2012. Members of this Committee are James E. Dalton, Jr., Audit Committee Chairman, Elliot J. Sussman, M.D. and Randall C. Stein.

Our Board of Trustees has determined, in its business judgment, that each member of the Audit Committee qualifies as independent to the applicable SEC rules and regulations and the listing standards of the NYSE and is financially literate and that James E. Dalton, Jr. qualifies as an “audit committee financial expert” under SEC regulations and has accounting or related financial management expertise.

The Audit Committee is responsible for providing assistance to the Board of Trustees in fulfilling its responsibilities relating to corporate accounting and reporting practices and in maintaining a direct line of communication between the Trustees and the independent registered public accounting firm. It appoints our independent registered public accounting firm, reviews the scope and results of the audits with the independent registered public accounting firm and considers the adequacy of our internal accounting and control procedures.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Universal Health Services, Inc.

Advisory Agreement: UHS of Delaware, Inc. (the “Advisor”), a wholly-owned subsidiary of UHS, serves as Advisor to us under an Advisory Agreement (the “Advisory Agreement”) dated December 24, 1986. Pursuant to the Advisory Agreement, the Advisor is obligated to present an investment program to us, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to us), to provide administrative services to us and to conduct our day-to-day affairs. All transactions between us and UHS must be approved by the Trustees who are unaffiliated with UHS (the “Independent Trustees”). In performing its services under the Advisory Agreement, the Advisor may utilize independent professional services, including accounting, legal, tax and other services, for which the Advisor is reimbursed directly by us. The Advisory Agreement may be terminated for any reason upon sixty days written notice by us or the Advisor. The Advisory Agreement expires on December 31 of each year; however, it is renewable by us, subject to a determination by the Independent Trustees, that the Advisor’s performance has been satisfactory. In December of 2012, based upon a review of our advisory fee and other general and administrative expenses, as compared to an industry peer group, the Advisory Agreement was renewed for 2013 and, effective January 1, 2013, the fee was increased to 0.70% (from 0.65%) of our average invested real estate assets, as derived from our consolidated balance sheet.

The average real estate assets for advisory fee calculation purposes exclude certain items from our consolidated balance sheet such as, among other things, accumulated depreciation, cash and cash equivalents, base and bonus rent receivables, deferred charges and other assets. The advisory fee is payable quarterly, subject to adjustment at year-end based upon our audited financial statements. In addition, the Advisor is entitled to an annual incentive fee equal to 20% of the amount by which cash available for distribution to shareholders for each year, as defined in the Advisory Agreement, exceeds 15% of our equity as shown on our consolidated balance sheet, determined in accordance with generally accepted accounting principles without reduction for return of capital dividends. The Advisory Agreement defines cash available for distribution to shareholders as net cash flow from operations less deductions for, among other things, amounts required to discharge our debt and liabilities and reserves for replacement and capital improvements to our properties and investments. No incentive fees were paid during 2012, 2011 or 2010 since the incentive fee requirements were not achieved. Advisory fees incurred and paid (or payable) to UHS amounted to $2.1 million during 2012, $2.0 million during 2011 and $1.9 million during 2010 and were based upon average invested real estate assets of $326 million, $309 million and $285 million during 2012, 2011 and 2010, respectively. Based upon our average invested real estate assets of $326 million during 2012, the increase in the advisory fee expense to 0.70% (beginning in 2013) from 0.65%, amounts to $163,000 annually.

Leases: We commenced operations in 1986 by purchasing properties of certain subsidiaries from UHS and immediately leasing the properties back to the respective subsidiaries. Most of the leases were entered into at the time we commenced operations and provided for initial terms of 13 to 15 years with up to six additional 5-year renewal terms. The current base rentals and lease and rental terms for each facility are provided below. The base rents are paid monthly and each lease also provides for additional or bonus rents which are computed and paid on a quarterly basis based upon a computation that compares current quarter revenue to a corresponding quarter in the base year. The leases with subsidiaries of UHS are unconditionally guaranteed by UHS and are cross-defaulted with one another.

The combined revenues generated from the leases on the UHS hospital facilities accounted for approximately 47% of our total revenue for the five years ended December 31, 2012 (approximately 30%, 55%

and 56% for the years ended December 31, 2012, 2011 and 2010, respectively). The decrease during 2012 as compared to 2011 and 2010 is due primarily to the December, 2011 purchase of the third-party minority ownership interests in eleven LLCs in which we previously held noncontrolling majority ownership interests (we began recording the financial results of the entities in our financial statements on a consolidated basis at that time) and various acquisitions of medical office buildings (“MOBs”) and clinics completed during 2011 and the first quarter of 2012. Including 100% of the revenues generated at the unconsolidated LLCs in which we have various non-controlling equity interests ranging from 33% to 95%, the leases on the UHS hospital facilities accounted for approximately 20% of the combined consolidated and unconsolidated revenue for the five years ended December 31, 2012 (approximately 21% for the year ended December 31, 2012 and 19% for each of the years ended December 31, 2011 and 2010). In addition, twelve MOBs, including certain properties owned by LLCs in which we hold either 100% of the ownership interest or various non-controlling, majority ownership interests, include or will include tenants which are subsidiaries of UHS.

Pursuant to the Master Lease Document by and among us and certain subsidiaries of UHS, dated December 24, 1986 (the “Master Lease”), which governs the leases of all hospital properties with subsidiaries of UHS, UHS has the option to renew the leases at the lease terms described below by providing notice to us at least 90 days prior to the termination of the then current term. In addition, UHS has rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer. UHS also has the right to purchase the respective leased facilities at the end of the lease terms or any renewal terms at the appraised fair market value. In addition, the Master Lease, as amended during 2006, includes a change of control provision whereby UHS has the right, upon one month’s notice should a change of control of the Trust occur, to purchase any or all of the four leased hospital properties listed below at their appraised fair market value.

The table below details the existing lease terms and renewal options for each of the UHS hospital facilities, giving effect to the above-mentioned renewals:

Hospital Name	Type of Facility	Annual Minimum Rent	End of Lease Term	Renewal Term (years)
McAllen Medical Center	Acute Care	$5,485,000	December, 2016	15	(a)
Wellington Regional Medical Center	Acute Care	$3,030,000	December, 2016	15	(b)
Southwest Healthcare System, Inland Valley Campus	Acute Care	$2,648,000	December, 2016	15	(b)
The Bridgeway	Behavioral Health	$930,000	December, 2014	10	(c)

(a)	UHS has three 5-year renewal options at existing lease rates (through 2031).
(b)	UHS has one 5-year renewal option at existing lease rates (through 2021) and two 5-year renewal options at fair market value lease rates (2022 through 2031).
(c)	UHS has two 5-year renewal options at fair market value lease rates (2015 through 2024).

Officers and Employees: Our officers are all employees of UHS and although as of December 31, 2012 we had no salaried employees, our officers do receive stock-based compensation. As previously disclosed on our Current Report on Form 8-K as filed on June 11, 2012, in recognition of the efforts and contributions of our executive officers in connection with the various previously disclosed acquisitions, divestitures and purchases of third-party minority ownership interests in certain majority-owned limited liability companies, as completed at various times during 2011 and the first quarter of 2012, the Compensation Committee of the Board of Trustees of

the Trust recommended, and the Board of Trustees of the Trust approved, one-time, special compensation awards to our executive officers in the form of a cash bonus and/or shares of restricted stock (amounting to $208,000 in the aggregate, including the market value on the date of grant of restricted stock that is scheduled to vest in 2014). The cash bonuses were paid and the restricted shares were granted during the second quarter of 2012. The restricted shares are scheduled to vest on the second anniversary of the date of grant. For additional disclosure, please refer to our Current Report on Form 8-K as filed on June 11, 2012.

Share Ownership: As of December 31, 2012 and 2011, UHS owned 6.2% of our outstanding shares of beneficial interest.

SEC reporting requirements of UHS: UHS is subject to the reporting requirements of the SEC and is required to file annual reports containing audited financial information and quarterly reports containing unaudited financial information. Since the leases on the hospital facilities leased to wholly-owned subsidiaries of UHS comprised approximately 30%, 55% and 56% of our consolidated revenues for the years ended December 31, 2012, 2011 and 2010, respectively, and since a subsidiary of UHS is our Advisor, you are encouraged to obtain the publicly available filings for Universal Health Services, Inc. from the SEC’s website at www.sec.gov. These filings are the sole responsibility of UHS and are not incorporated by reference herein.

Review, Approval and Ratification of Related Party Transactions

Pursuant to our Code of Business Conduct and Ethics, all employees, officers and Trustees of the Trust, including family members and entities in which such persons have an interest (except any other publicly traded company in which such persons have less than a 5% interest) should avoid any relationship or financial interest which gives rise to an actual or potential conflict of interest between us and the employee, officer or Trustee. If an employee, officer or Trustee becomes aware of an actual or potential conflict of interest, he or she should promptly bring it to the attention of, and disclose all material facts to, one or more of a supervisor, a member of our legal staff, or the Chairperson of the Nominating & Governance Committee of the Board.

Pursuant to Section 4.9 of our Declaration of Trust, we may not engage in a transaction with any employee, officer, agent or Trustee of the Trust or with any employee, officer, agent or director of the Advisor, or any affiliate thereof except to the extent that such transaction has been approved or ratified by a majority of the Trustees who do not have an interest in the transaction. We may not engage in a transaction with our Advisor or any affiliate thereof (such as UHS) except to the extent that such transaction has been approved or ratified by a majority of the Independent Trustees. In approving or rejecting the proposed agreement, the Trustees will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on Trustee independence. In general, the Trustees shall only approve those agreements that, in light of known circumstances, are in our best interests and that are fair and reasonable to us and our shareholders. For certain transactions with related persons, our Declaration of Trust requires that, based on an independent real estate appraiser, the total consideration is not in excess of the appraised value of the interest in the real property being acquired or disposed of, as applicable. If a transaction involves payments by us for services rendered (other than as Advisor, officer or Trustee), our Declaration of Trust requires that the payments made by us may not be in excess of payments made by third-parties to the related person for comparable services in the same geographic area and may not be in excess of fees charged by parties unrelated to us for comparable services in the same geographic area. All of our transactions with UHS and our Advisor were approved by a majority of our Independent Trustees.

AUDIT COMMITTEE REPORT

The Board of Trustees is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The Audit Committee provides independent, objective oversight of our accounting functions and internal controls.

The Audit Committee reviews and evaluates, and discusses and consults with our management and the internal audit personnel and the independent registered public accounting firm about the following:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements and internal controls;

•	changes in our accounting practices, principles, controls or methodologies, or in our financial statements;

•	significant developments in accounting rules;

•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and

•	the establishment and maintenance of a work environment that promotes ethical behavior.

The Audit Committee acts under a written charter which was originally adopted by the Board of Trustees in 2004 and is reviewed and approved on an annual basis. The Audit Committee reviews, acts on and reports to the Board of Trustees with respect to various auditing, accounting, financial reporting, internal control and regulatory compliance matters. In discharging its oversight role, the Audit Committee may engage independent counsel and other advisers as it determines necessary. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has the direct responsibility to select, evaluate, determine the compensation of, oversee, and where appropriate, replace our independent auditors, and has the authority to resolve disagreements between management and our auditors. The Audit Committee may establish procedures for the receipt, retention and treatment of complaints received by the Trust regarding accounting and auditing matters, as well as confidential, anonymous submission by employees. The Board of Trustees has determined that each of the members of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002.

The Audit Committee recommended to the Board of Trustees that the financial statements be included in the Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2012:

•	First, the Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audits.

•

Second, the Audit Committee met with the independent auditors, without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

•

Third, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•

Fourth, the Audit Committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards of the Public Company Accounting Oversight Board (United States).

•

Fifth, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Trust, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

•

Finally, the Audit Committee obtained and reviewed a report from the independent auditor describing: (i) the independent auditor’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years inspecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Trust.

The Audit Committee reviewed our financial statements with the Board of Trustees and discussed them with KPMG LLP during the 2012 fiscal year, along with the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from KPMG LLP the written disclosures, including the letter, required by PCAOB 3524 and 3526 and discussed with KPMG LLP its independence. Based on these discussions with KPMG LLP and management and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in our 2012 Annual Report on Form 10-K.

AUDIT COMMITTEE

James E. Dalton, Jr., Chairman
Randall C. Stein
Elliot J. Sussman, M.D.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as our independent registered public accounting firm for the 2012 and 2011 fiscal years and has been selected to serve in that capacity for us for the 2013 fiscal year. It is anticipated that representatives of KPMG LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to any appropriate inquiries of the shareholders or their representatives.

Set forth below are the fees paid or accrued for the services of KPMG LLP during 2012 and 2011:

	2012	2011
Audit fees	$540,905	$550,200
Audit-related fees	—	—
Tax fees	208,700	477,810
All other fees	—	—

Total	$749,605	$1,028,010

Audit fees for 2012 and 2011 consist primarily of professional services rendered to us or various audits of limited liability companies in which we hold equity interests. Such audit services include audits of financial statements, audit of our annual management assessment of the effectiveness of internal control over financial reporting in 2012 and 2011 (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements, and audit services provided in connection with regulatory filings. Also included in our 2012 and 2011 audit fees were audit services performed in connection with Section 3-14 audits related to the acquisition of certain MOBs during the years.

Tax fees for professional services rendered in 2012 and 2011 consisted of the preparation of federal and state income tax returns and consultation on various tax matters related to us or limited liability companies in which we hold equity interests. The 2011 tax fees also included tax-planning services provided by KPMG related to certain acquisitions and divestitures of MOBs completed as part of a series of planned like-kind exchange transactions pursuant to Section 1031 of the Internal Revenue Code.

The Audit Committee has considered and determined that the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

All audit and permissible non-audit services provided to us by the independent auditors are pre-approved by the Audit Committee, which considers whether the proposed services would impair the independence of the independent auditors. The Chairperson of the Audit Committee may pre-approve audit and permissible non-audit services during the time between Audit Committee meetings if the fees for the proposed services are less than $25,000.

YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE YOUR PROXY BY TELEPHONE OR INTERNET AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

BY ORDER OF THE BOARD OF TRUSTEES

Cheryl K. Ramagano
Secretary

King of Prussia, Pennsylvania

April 24, 2013

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 5, 2013.

Vote by Internet
•	Go to www.envisionreports.com/UHT2013
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

		•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.

		•	There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Trustees recommends a vote FOR the listed nominees and FOR Proposal 2.

1.	Election of Trustees:	For	Withhold				+
	01 - Miles L. Berger	☐	☐

	02 - Elliot J. Sussman, M.D.	☐	☐

				For	Against	Abstain
2.	Advisory (nonbinding) vote to approve executive officer compensation			☐	☐	☐

The Board of Trustees recommends a vote AGAINST Proposal 3.
				For	Against	Abstain
3.	Shareholder proposal regarding majority voting in trustee elections			☐	☐	☐

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders. Please sign exactly as name appears hereon. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — Universal Health Realty Income Trust

This Proxy is Solicited By The Board of Trustees For The Annual Meeting of Shareholders

To Be Held on June 5, 2013

Alan B. Miller and Cheryl K. Ramagano, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated on the reverse side, all shares of Universal Health Realty Income Trust (the “Trust”) held of record by the undersigned on April 9, 2013 at the Annual Meeting of Shareholders to be held at 10:00 a.m., on Wednesday, June 5, 2013 at the offices of the Trust at Universal Corporate Center, 367 South Gulph Road, King of Prussia, Pennsylvania and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

(This proxy is continued on reverse side)

PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY